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                                                                   Exhibit 10.19

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                                   INTERMODAL

                       TRANSPORTATION AGREEMENT NO. 11111

                                DATED MAY 4, 1999

                                     BETWEEN

                              CSX INTERMODAL, INC.,

                       APL LAND TRANSPORT SERVICES, INC.,

                                   APL LIMITED

                                       AND

                                APL CO. PTE LTD.

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                                TABLE OF CONTENTS

1.   INTERPRETATION ...........................................................1

2.   RECITALS .................................................................2

3.   TERM .....................................................................2

4.   CSXI'S SERVICES ..........................................................2

5.   APL'S/LTS' RESPONSIBILITIES ..............................................6

6.   SOUTH KEARNY TERMINAL ....................................................8

7.   RAIL RATES AND OTHER CHARGES .............................................8

8.   RATE ADJUSTMENTS .........................................................9

9.   COMPETITIVE PROPOSALS ....................................................9

10.  SERVICE LEVEL COMMITMENT .................................................9

11.  PAYMENT OF PRICES AND CHARGES ...........................................10

12.  COMMUNICATIONS ..........................................................11

13.  USE OF CSXI'S FACILITIES; COMPLIANCE WITH LAWS ..........................12

14.  LIABILITY AND CLAIMS PROCEDURES .........................................13

15.  INDEMNIFICATION .........................................................15

16.  FORCE MAJEURE ...........................................................16

17.  CONFIDENTIALITY .........................................................16

18.  FEDERAL CONTRACTOR REQUIREMENTS .........................................17

19.  DEFAULT .................................................................18

20.  INDEPENDENT CONTRACTOR ..................................................19

21.  ASSIGNMENT ..............................................................19

22.  DISPUTE RESOLUTION ......................................................20

23.  AUDIT ...................................................................23

24.  GENERAL .................................................................24
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                 INTERMODAL TRANSPORTATION AGREEMENT NO. 11111

      THIS INTERMODAL TRANSPORTATION AGREEMENT NO. 11111 ("Agreement"), dated as of May 4, 1999 and effective as of the Effective Date (as defined in Section 3), is between CSX INTERMODAL, INC. ("CSXI"), a Delaware corporation, whose address is 301 West Bay Street, Jacksonville, Florida, 32202, APL LAND TRANSPORT SERVICES, INC., a Tennessee corporation, whose address is 1111 Broadway, Oakland, California 94607 ("LTS"), and APL LIMITED, a Delaware corporation, whose address is 1111 Broadway, Oakland, California 94607 and APL CO, PTE LTD., a Singapore corporation, whose address is 456 Alexandra Road, 06-00, NOL Building, Singapore 9962 (collectively, "APL").

                                    RECITALS:

      APL and LTS wish to purchase and CSXI wishes to arrange for or provide certain transportation and related services. CSXI, APL and LTS wish to enter into this Agreement to set forth the terms and conditions pursuant to which APL and LTS agree to purchase and CSXI agrees to arrange for or provide such services.

                                   AGREEMENT:

      For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties agree as follows:

1.    INTERPRETATION

      1.1 Definitions. Definitions are set forth in Appendix 1.1.

      1.2 Other Terms. Other capitalized terms shall have the meaning given them in the text of this Agreement.

      1.3 Headings. The section headings contained in this Agreement are for reference and convenience only and shall not enter into the interpretation of this Agreement. References to Sections shall mean sections of this Agreement unless otherwise stated. References to Paragraphs in an Exhibit shall mean paragraphs in that Exhibit unless otherwise stated.

      1.4 Plural; Singular Usage. All terms used in the plural shall include the singular; and all terms used in the singular shall include the plural.
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2.    RECITALS

      The above recitals are true and correct and are incorporated herein by this reference.

3.    TERM

      3.1 Commencement. This Agreement shall become effective as follows:

            3.1.1 Southeastern Traffic. As to the southeast traffic, January 1, 2000.

            3.1.2 Northeastern Traffic. As to the Conrail northeast traffic, the date one hundred eighty one (181) days after the Closing Date.

            3.1.3 Kearny Terminal. As to the obligations with respect to integration of the Terminal in South Kearny, New Jersey set forth in
      Section 6, upon the signing of this Agreement.

      3.2 Termination. This Agreement will terminate at 11:59 p.m. on December 31, 2014, subject to Section 3.5.

      3.3 Early Commencement. APL/LTS may jointly commence the Agreement as to their southeast traffic prior to January 1, 2000 by providing CSXI with no less than sixty (60) days prior notice of such election.

      3.4 Effective Date. The date that this Agreement becomes effective with respect to each area of traffic or responsibility shall be the "Effective Date" with respect to that area.

      3.5 Renewal. This Agreement will automatically renew for two successive five (5) year periods, unless terminated by CSXI, APL or LTS upon no less than one hundred eighty (180) days notice prior to the expiration of the original or first renewal term.

4.    CSXI'S SERVICES

      4.1 Rail Services and Linehaul Rates. Upon the Effective Date and during the term of this Agreement, CSXI will arrange for rail transportation linehaul services for the movements and at the rates set forth in Appendix 4.1.

      4.2 Services Included in Linehaul Charges. CSXI shall provide the following services as part of the linehaul movement between CSXI origin or destination and CSXI interchange, and such services are included in the linehaul charges provided in the Rate Exhibits:


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            4.2.1 Lifts. CSXI will perform, when necessary, one lift of
      Equipment onto an Intermodal Car and secure Equipment thereto and unsecure Equipment and perform one lift of Equipment from an Intermodal Car.

            4.2.2 Placement on Chassis. CSXI will place Containers on APL or LTS Chassis when timely supplied by APL or LTS. If there are sufficient Chassis in a Chassis pool at the Terminal to which APL and LTS have access, such Chassis shall be considered to be timely supplied.

            4.2.3 EIRs and Interchange Inspections. CSXI will prepare Equipment receipt and interchange inspection reports evidencing the apparent condition of the Equipment at times of interchange to motor carriers.

            4.2.4 Notifications. CSXI will provide notification of arrival and availability of shipments to APL/LTS in accordance with Section 4.6.

            4.2.5 CY Inventories. Upon request of APL/LTS, CSXI will provide daily CY inventory reports verifying the number of APL or LTS Containers and Chassis at each CSXI-served rail CY. In addition, CSXI shall perform a physical yard check once a week and shall provide a report to APL/LTS by yard and equipment number. This report will be given to appropriate offices of APL/LTS as specified in writing from time to time.

            4.2.6 Physical Possession. CSXI will exercise reasonable efforts to give physical possession of Chassis and Containers only to authorized individuals. APL/LTS will provide CSXI's Director of Intermodal Operations with a complete list of all authorized entities prior to the Effective Date. Thereafter APL/LTS shall give CSXI at least five (5) days notice of any change in the identity of authorized entities.

            4.2.7 Outgate and Ingate Notification. CSXI will provide notification of ingate and outgate times for each Container and Chassis by EDI or other mutually agreeable means.

            4.2.8 Storage Charges. CSXI will assess and collect any Equipment storage charges due at any Terminal beyond the applicable free time. CSXI will directly assess storage charges for loaded shipments in Domestic Service or for TPI Customers against the customer or its agent, including but not limited to LTS if LTS is the notify party or is providing or arranging for destination motor carrier service. CSXI may elect to bill the responsible party or collect such charges at the time of outgate. CSXI will not bill APL (for loaded or empty Containers) or LTS (for empty Containers or unless permitted above) for storage charges unless APL and LTS have exceeded their storage space allocation and applicable free time as set forth in Exhibit 4.3 or Exhibit 6.1 for that Terminal. CSXI will calculate free time and assess storage charges against


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      parties other than APL or LTS in accordance with Directory No. 1. Any storage charges so collected will be for CSXI's account.

      4.3 Terminal and Container Yard Services. Terminal and CY services shall be provided on the terms and conditions set forth in Appendix 4.3.

      4.4 Dedicated Trains.

            4.4.1 Request and Scheduling of Dedicated Trains. Upon no less than twenty-four (24) hours verbal notice by APL/LTS to CSXI's Operations Center, CSXI will arrange for locomotives and a crew to operate a Dedicated Train for APL/LTS between the points and at the charges set forth in Exhibit 4.4. If APL/LTS requests that a Dedicated Train be operated under a mutually agreed upon pre-arranged and ongoing schedule, then CSXI will operate the Dedicated Train under that schedule. If APL/LTS requests movement of a non-scheduled Dedicated Train, such train will depart the origin terminal at the time agreed upon between APL/LTS and CSXI. Such agreement will be made at the time the non-scheduled Dedicated Train is requested by APL/LTS. Further, such train will be operated from origin to destination under a transit schedule no greater than the maximum number of hours shown in Exhibit 4.4.

            4.4.2 Dedicated Train Pricing. Pricing for Dedicated Trains is set forth in Exhibit 4.4. [We state in the preceding section that rates for dedicated trains are set forth in Exhibit 4.4.]

            4.4.3 Cancellation of a Dedicated Train. APL will have the option to cancel a Dedicated Train on no less than seven (7) hours' notice to CSXI before the scheduled departure.

            4.4.4 Cooperative Efforts to Minimize Costs. Provisions regarding the parties' efforts to minimize costs are set forth in Appendix 4.4.

      4.5 NS Exclusive Point Service. Terms and conditions regarding CSXI's service for rail points exclusively served by NS are set forth in Appendix 4.5.

      4.6 Notification and Reporting. CSXI will notify the notify party specified in the shipping documents of the arrival of a Container and its availability for pickup. If no notify party is specified on the shipping documents, CSXI will notify the appropriate offices of APL/LTS as specified in writing from time to time. CSXI will supply to APL/LTS via direct computer access (or until such access is available, via electronic mail or facsimile transmission) a network status report or an update on changes thereto containing the following items: (a) train symbol and date, (b) number of APL/LTS Equipment on each train, (c) billed destination of Equipment on each train, (d) current location, on-time vs. schedule and delay amount and explanation and ETA train destination and (e) bad-ordered cars and a recovery


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plan (by telephone) and new ETA for the car at destination (by telephone). CSXI will supply to APL/LTS weekly service bulletins and proactive maintenance of way advisories and current organization charts and contact lists periodically when changed. To the extent that it is not presently available, CSXI will work with APL/LTS to develop efficient and effective computer systems to provide APL/LTS with direct electronic access to this operational data.

      4.7 Loading Containers. CSXI shall use commercially reasonable efforts to load the Containers tendered under this Agreement onto Intermodal Cars in a timely fashion and to load Intermodal Cars properly in accordance with any safe operating procedures given by connecting rail carriers to CSXI or established by CSXI or any regulatory agency. At Terminals where stack Intermodal Car capability exists, CSXI will give preference to loading APL/LTS Containers on stack Intermodal Cars in lieu of standard flat Intermodal Cars.

      4.8 Train Schedules and Routing. Provisions for train schedules and routing are set forth in Appendix 4.8.

      4.9 CSXI's Right to Modify. CSXI may modify, add or delete Terminal services, hours of operation, Terminals or other facilities and change the services it offers to customers from time to time. CSXI will notify APL/LTS of any such modifications, additions or deletions at least sixty (60) days in advance (unless law, regulation or overriding commercial circumstances require a shorter notice period) and on a continuing basis through communications between the CSXI Customer Service Center and appropriate offices of APL/LTS, semi-annual service improvement meetings and APL/LTS and CSXI service design group discussions. The consequences of a failure to agree on subsequent changes to CSXI's services related to Terminals are set forth in Appendix 4.9.

      4.10 No Obligation To Provide Temperature Protection Services. CSXI does not provide protective services for refrigerated Containers, and the rates set forth in the Rate Exhibits do not include such protective services.

      4.11 Applicability of Directory No. 1. The provisions relating to the applicability of Directory No. 1 to APL/LTS are set forth in Appendix 4.11.

      4.12 Applicability of Standard Practice and Industry Rules. All services provided by CSXI to APL and LTS will also be subject to CSXI's standard hours of operation and AAR rules, unless modified in this Agreement.

      4.13 Other Types of Traffic. Movements not covered in the Rate Exhibits will be handled as set forth in Appendix 4.13.


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5.    APL'S/LTS' RESPONSIBILITIES

      5.1 Payments. APL and LTS shall pay all sums owed to CSXI pursuant to this Agreement in a timely manner and as set forth in Section 11.

      5.2 Volume Commitment. Appendix 5.2 sets forth APL's/LTS's volume commitments to CSXI and the remedies if APL or LTS fails to meet those commitments.

      5.3 Condition of Equipment. All Equipment tendered by APL or LTS to CSXI or its underlying carriers for movement hereunder will be in good working order without defects and shall comply with all applicable AAR and governmental standards. All Containers tendered by APL or LTS to CSXI or its underlying carriers for movement hereunder will be suitable to be stacked (on top and bottom) for transportation on stack Intermodal Cars.

      5.4 Draymen. APL and LTS will, with respect to trucking activities involving a Terminal, engage or cause to be engaged only draymen with which both APL/LTS and CSXI have a motor carrier interchange agreement or a Uniform Intermodal Interchange Agreement.

      5.5 Tendering of Chassis. APL and LTS will provide a sufficient number of APL or LTS Chassis of the proper dimensions to accommodate the volumes of APL or LTS Containers at each Terminal. CSXI will store up to the number of APL and LTS Chassis set forth in the applicable Terminal exhibits at no charge to APL or LTS. To the extent that APL and LTS provide Slider Chassis, CSXI will make or arrange for adjustment of the size of Slider Chassis as required to accommodate ALT/LTS daily Container volumes. If sufficient numbers of APL and LTS Chassis of the proper dimensions are not available upon train arrival, CSXI may, in order to expedite the unloading of trains, use other available Chassis and provide secondary lifts as necessary at the rates set forth in Directory No. 1; provided, however, an APL or LTS Container will not be allowed to exit the Terminal when loaded on other than an APL/LTS Chassis. To the extent that CSXI must transfer an APL or LTS Container from a non-APL/LTS Chassis, CSXI will assess and APL/LTS will pay an extra lift fee as set forth in Exhibit 4.3 or 6.1, whichever is applicable to that Terminal. CSXI may use APL or LTS Chassis to handle the Containers of other CSXI customers or for CSXI Containers; provided, however, that if in APL's/LTS' opinion CSXI abuses this right, APL/LTS may revoke this right. CSXI will not allow bare APL or LTS Chassis or APL or LTS Chassis with a non-APL/LTS Container to leave a Terminal without the specific authorization of APL or LTS. If CSXI should allow bare APL or LTS Chassis or an APL or LTS Chassis with a non-APL/LTS Container to leave a Terminal without authorization, CSXI will use commercially reasonable efforts to return the Chassis to APL's or LTS' possession, will pay reasonable Chassis rental charges therefor and will be responsible for any loss or damage to that Chassis in accordance with Section 14.2. If APL or LTS receives any Chassis rental charges, reimbursement of loss or damage to Chassis or other amounts from the party to whom the Chassis was interchanged and CSXI has also been required to pay these
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APL or LTS under the foregoing sentence, APL or LTS will pay the amounts remitted by the other party to CSXI.

      5.6 Customs Services.

            5.6.1 Movement under APL's, LTS' or TPI Customer's Bond. All in-bond shipments under this Agreement shall move under APL's, LTS' or the Existing TPI Customer's U.S. Customs custodial bond, unless otherwise mutually agreed in writing.

            5.6.2 Allocation of Responsibility. The following sets forth the respective responsibilities and liabilities of APL/LTS and CSXI with respect to in-bond shipments.

                  (a) APL and LTS' Responsibility. APL and LTS shall be liable for, and shall defend and indemnify CSXI, its Affiliates and their respective officers, directors, employees, and agents against, any Losses imposed by the U.S. Customs Service or the Internal Revenue Service related to their Containers moving in-bond unless otherwise provided in
      Section 5.6.2(b).

                  (b) CSXI's Responsibility. CSXI will, upon confirmation of Customs clearance, interchange a Container to APL's/LTS' motor carrier or its agents or employees in accordance with the relevant interchange agreement during the Terminal's normal business hours. CSXI shall be responsible for any duties or fines arising from Customs violations actually and directly caused by CSXI during the period in-bond Containers are in its or its agent's possession and control. CSXI agrees not to open any APL or LTS in-bond Containers without U.S. Customs Service supervision and approval, except in a force majeure condition or other emergency, such as a leaking Container, or with APL or LTS' permission.

      5.7 Compliance with Directory No. 1. APL and LTS will comply with all requirements of Directory No. I with respect to shipments under this Agreement, unless those requirements conflict with or are excluded or modified by the terms of this Agreement.

      5.8 Notification to Customers of Directory No. 1. APL and LTS shall inform its customers that the provisions of Directory No. 1 apply to their shipments using CSXI's transportation services and they must comply with provisions of Directory No. 1 as more specifically set forth in Appendix 5.8.

      5.9 Prior Notice. To facilitate loading of trains at each Terminal, APL and LTS will make a good faith effort to provide CSXI's Terminal Manager with twenty-four (24) hours advance notice of the expected number of pieces of Equipment to be received by CSXI at each Terminal.


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      5.10 Point of Contact. CSXI shall not be required to provide notices to, interact with or obtain the agreement of APL and LTS acting as separate entities under this Agreement with respect to any daily operational matters. CSXI shall be required to provide notices to, interact with or obtain the agreement of APL and LTS acting as separate entities under this Agreement with respect to any changes in this Agreement, including but not limited to the Rate Exhibits,
Exhibit 4.3 and Directory No. 1 and if APL pays CSXI directly, with respect to charges billed under Section 11. Accordingly, APL and LTS shall appoint a single joint point of contact for each functional area to represent both APL and LTS in working on a daily basis with CSXI and CSXT under this Agreement.

      5.11 Routing. With respect to Container movements subject to the volume commitments under Section 5.2, APL and LTS shall route their Containers in Transcontinental International or Domestic Service through Gateways served by CSXI.

6.    SOUTH KEARNY TERMINAL

      Appendix 6 sets forth the parties' mutual obligations and responsibilities regarding rail terminal operations at South Kearny, N.J.

7.    RAIL RATES AND OTHER CHARGES

      7.1 Linehaul Rates. Linehaul rates made available under this Agreement are set forth in the Rate Exhibits, Directories Nos. 3 and 8 and by SPQ. To the extent that the rates in Directories Nos. 3 or 8 applicable to a type and size of Container between any O/D Pair are lower than the applicable rate in the Rate Exhibits, then the lower Directory rate shall apply.

      7.2 Nonapplicability of Rates. Provisions regarding the inapplicability of APL's/LTS's linehaul rates are set forth in Appendix 7.2.

      7.3 No Co-Loading. APL/LTS shall not use the linehaul rates provided under this Agreement for movements of empty or loaded Containers owned or leased by certain other parties as set forth in Appendix 7.3.

      7.4 Combination of Prices. The rates set forth in Rate Exhibits may not be combined to construct a lower price where a through price for an O/D Pair is set forth in a Rate Exhibit.

      7.5 FAK Cargo Only. The rates set forth in the Rate Exhibits apply only to cargo which is accepted under freight, all kinds ("FAK") pricing as defined in Directory No. 1; provided however, that the rates in the Rate Exhibits shall apply to certain other freight as specified in Appendix 7.5. If APL or LTS wish to transport non-FAK cargo (other than that cargo specified in Appendix 7.5) in movements otherwise covered under a Rate Exhibit, APL


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or LTS may request an SPQ.

      7.6 Conventional/Stack Car Rates. Separate rates are set forth in the Rate Exhibits for Containers moving in stack Intermodal Car service and Containers moving TOFC in conventional service and shall apply depending on whether the shipments are moved in stack or conventional service. CSXI acknowledges that prior to the Effective Date, APL and LTS moved a certain percentage of its Containers in the Southeast in stack service and the remaining percentage in conventional service. The future application of rates as between stack service and conventional service is set forth in Appendix 7.6.

      7.7 Changes in Container Sizes. If ISO standard dimensions for Containers or the sizes and types of other Containers are otherwise changed, CSXI will propose linehaul rates for Containers with such new dimensions. Such rates will take effect upon the mutual agreement of the parties.

      7.8 Addition of New O/D Pairs. If from time to time CSXI adds O/D Pairs to the Core Network as a result of corporate transactions or otherwise, CSXI will propose linehaul charges for these new O/D Pairs. Such rates will take effect upon the mutual agreement of the parties. CSXI and APL/LTS shall also agree as to which Eastern Zone the new origin or destination shall be allocated.

      7.9 Rates for Moves Not Covered by Rate Exhibit. Movement of Containers covered by this Agreement for which no rate is provided under a Rate Exhibit may be moved at the rates set forth in Directory Nos. 3 or 8 or pursuant to an SPQ.

      7.10 Northeast Rates. Provisions regarding the effective date of linehaul rates for Northeastern traffic are set forth in Appendix 7.10.

8.    RATE ADJUSTMENTS

      Appendix 8 sets forth the adjustment mechanisms applicable to CSXI's linehaul rates and charges.

9.    COMPETITIVE PROPOSALS

      9.1 Competitive Objectives.

      Appendix 9 sets forth provisions for the adjustment of CSXI's rates and charges to APL as a result of specified market conditions and competitive circumstances.

10.   SERVICE LEVEL COMMITMENT

      Appendix 10 sets forth the standards for CSXI's service performance and the remedies


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if CSXI fails to meet those standards.

11.   PAYMENT OF PRICES AND CHARGES

      11.1. Payment of Charges Owed to CSXI. CSXI will provide APL/LTS with a detailed statement of linehaul and other charges for transportation, terminal and other services rendered by CSXI and any other sums owed CSXI pursuant to this Agreement, via EDI transmission or, if EDI transmission is not available, by facsimile transmission or overnight courier. Each statement will bear a unique number. APL/LTS must notify CSXI of any disputed charges listed on the statement and provide documentary evidence to support its dispute of any charges by 12:00 noon (EST) no later than twenty five (25) calendar days from the date the statement is received. No response within this period will constitute APL's/LTS' acknowledgment that the statement is accurate. The parties will work together to resolve any disputed charges. If the parties are unable to resolve disputed charges, either party may invoke the dispute resolution procedures in
Section 22. APL and LTS will pay amounts owed for undisputed charges (including the undisputed portion of disputed charges) by electronic funds transfer within twenty-five (25) days from the date the statement is received. APL and LTS will pay disputed charges that have been resolved within fifteen (15) days of the date of resolution. APL, LTS and CSXI will develop procedures for promptly acknowledging receipt of CSXI's statement bill.

      11.2 Payment of Charges Assessed by APL/LTS. APL/LTS will provide CSXI with a statement for any charges properly assessed against CSXI. The statement will be delivered via EDI transmission or, if EDI transmission is not available, by facsimile transmission or overnight courier to the address set forth in
Section 24.3. The parties will work together to resolve any disputed charges. If the parties are unable to resolve the disputed charges, either party may invoke the dispute resolution procedures in Section 22. CSXI will pay undisputed charges (including the undisputed portion of disputed charges) by electronic funds transfer within twenty-five (25) days from the date of the statement is received. CSXI will pay disputed charges that have been resolved within fifteen
(15) days of the date of resolution. CSXI, APL and LTS will develop procedures for promptly acknowledging receipt of APL's or LTS' statement.

      11.3 No Offset. Each party shall pay all transportation and other charges due under this Agreement and shall not offset such charges in any circumstances against amounts alleged to be due as a result of prior billing error, unsettled loss or damage claims, unpaid items, or other dispute with the other party.

      11.4 Late Fee. Any payment that is not received when due will be subject to a late payment charge equal to a rate of one and one-half percent (1 1/2%) per month (or the maximum rate permitted by law if less than 1 1/2% per month). No late fee will accrue on disputed charges unless it is determined under the dispute resolution procedures that the


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disputing party had no reasonable basis for the dispute or was not acting in good faith in connection with the dispute.

12.   COMMUNICATIONS

      12.1 Shipping Order. Prior to gate arrival of APL and LTS Containers for gate interchange to CSXI, APL/LTS shall provide CSXI with a single final shipping order by EDI in the format specified by CSXI and including the data required under Directory No. 1 except as such data requirements are modified in
Exhibit 4.11. APL and LTS acknowledges that it is CSXI's policy that no APL or LTS Containers will be accepted for gate interchange onto a Terminal unless a shipping order in accordance with Directory No. 1, as modified in Exhibit 4.11, has been provided for the Container prior to ingate or appropriate documentation physically accompanies the Container. For a reasonable transition period, CSXI will work with APL/LTS to facilitate APL's/LTS' compliance with this policy. Thereafter, APL and LTS shall comply and cause its draymen to comply with this policy. CSXI will handle exceptions to the policy requested by APL/LTS on a case-by-case basis. The format specified by CSXI for shipping or destination transmission may be changed from time to time to conform to then current ANSI or other standards for electronic information exchange. CSXI will provide APL/LTS with six (6) months prior notice of any change in its EDI format, and APL/LTS will transmit data in such revised format no later than six (6) months after such notice.

      12.2 APL'S/LTS' Responsibility for Data. APL and LTS will be responsible for correctly transmitting shipping order and other electronic data to CSXI.

      12.3 Information on Cargo Not Eligible for FAK Pricing. If the subject cargo cannot be shipped under FAK pricing, the transmission (or any written documentation provided at the Terminal gate if permitted by CSXI) must include all relevant information regarding such shipment, including, but not limited to, in the case of hazardous material as defined by the Hazardous Material Regulations of the Department of Transportation, all descriptive elements required by 49 Code of Federal Regulations, part 172, Subpart C, and in the case of cargo requiring refrigeration services a description of the specific commodity (i.e., frozen fish, tomatoes) being transported.

      12.4 Shipping Order Changes. Diversion or re-consignment of a shipment will only be permitted prior to loading of the Container onto the train at the origin Terminal. Diversion or re-consignment must be arranged and have been approved by CSXI in advance. If the number of diversion and re-consignments requested by APL or LTS become burdensome to CSXI, CSXI reserves the right to charge a processing fee of $10.00 per diversion or re-consignment. This fee will be in addition to any diversion or re-consignment charges assessed by a rail carrier, charges for the shipment as originally tendered and any charges quoted at the time of request. Diversion or re-consignment requests must be confirmed by APL/ LTS via EDI transmission or in writing. CSXI agrees to attempt to make the diversion requested in those situations where the request is timely received and a


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confirmed agreement of diversion is entered into in time for shipping orders to be issued to the proper party for the diversion, but CSXI will not guarantee nor be responsible if the relevant carrier cannot or does not effectuate or complete the diversion.

      12.5 Voids of Shipping Order. Requests to void a shipping order will not be accepted after the loading of the Container onto the train at the origin Terminal.

      12.6 Transportation Incidents and Exceptions. CSXI shall use reasonable efforts to notify APL/LTS as soon as reasonably possible of all major incidents affecting the movement of APL's/LTS' shipments. Incidents shall include, but are not limited to, set-outs, bad-order cars, derailments and reroutes and any matter considered by CSXI to constitute a force majeure condition as described in Section 16.

      12.7 Day-to-Day Management. CSXI will arrange for APL/LTS to have suitable and direct lines of communications with both CSXI's Director of Intermodal Train Operations and appropriate CSXT operational personnel.

13.   USE OF CSXI'S FACILITIES; COMPLIANCE WITH LAWS

      13.1 Subcontractor's Access to CSXI Facilities. In order to efficiently and safely operate the Terminals and its other facilities, CSXI must, among other precautions, limit access by APL and LTS and other parties to its facilities. Accordingly, neither officers, employees or agents of APL or LTS nor any APL or LTS Subcontractor shall have access to the Terminals or other facilities of CSXI or CSXT without the prior written consent of the relevant CSXI Terminal General Manager or the supervisors of the Terminal General Managers, which consent shall not be unreasonably withheld. CSXI will inform APL/LTS from time to time of those officers authorized to grant such access to Terminals. If CSXI does permit an APL or LTS officer, employee or agent or a Subcontractor to have access to a Terminal or other premises, CSXI reserves the right thereafter to exclude such persons from the Terminals and other facilities and to require APL and LTS officers, employees and agents and each Subcontractor to execute a separate access agreement with CSXI as a condition to their access.

      13.2 Compliance with Laws and Rules. APL, LTS and CSXI shall comply, and APL and LTS shall cause Subcontractors to comply, at all times, with (a) all applicable laws, rules, regulations, policies, procedures, and ordinances, whether state, federal, municipal or other, (b) all of CSXI's operating rules, policies and procedures, including without limitation safety inspection, training and operations guidelines, accident reporting rules, and Terminal and yard guidelines and requests; (c) applicable AAR rules and procedures; and (d) any other laws, regulations, ordinances or standards relating to railroad, safe container, trucking or other transportation operations, environmental protection, clean air and water, workers' compensation, industrial accidents, employer liability, safety and health.


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14.   LIABILITY AND CLAIMS PROCEDURES

      14.1 CSXI's Liability for Cargo. CSXI's liability for loss, damage, destruction or delay to cargo shall be governed by the terms of Directory No. 1 and Appendix 14.1.

      14.2 CSXI's Liability for Equipment.

            14.2.1 Determination of CSXI's Equipment Liability. Responsibility for loss, damage, maintenance and repair of Equipment shall be governed by the Container Rules. The cost of repairs to Equipment will be allocated as set forth in this Section. APL will pay for or perform the owner's responsibility repairs under the Container Rules. CSXI will pay for or perform those handling carrier responsibility repairs under the Container Rules that become necessary while Equipment is in the possession of CSXI. If after joint investigations by APL/LTS and CSXI, the responsible party cannot be determined, APL/LTS and CSXI shall share the cost of handling carrier responsibility repairs equally. As between APL/LTS and CSXI and except as provided in Section 5.5, APL and LTS shall be responsible for all repairs while Equipment is in the possession of a third party, including but not limited to a motor carrier and other rail carriers. If either party performs repairs to Equipment for which the other party is responsible under this Section, the responsible party shall pay the performing party as set forth in the Container Rules. If APL or LTS Equipment in CSXI's possession is lost, stolen, destroyed or becomes a constructive total loss, CSXI will promptly notify APL or LTS. Within thirty (30) days after the Equipment's depreciated value is calculated, CSXI will promptly pay APL or LTS the depreciated value of the Equipment, less salvage value if the Equipment is returned to APL of LTS. For purposes of this Section, depreciation will be calculated according to the formula in Exhibit 14.2.1. Equipment will be considered a constructive total loss if the estimated repair cost of the Equipment exceeds its depreciated value, less salvage. If Equipment in CSXI's possession becomes a constructive total loss, CSXI will provide APL or LTS with a list of major items of damage to the Equipment within fifteen (15) days after the Equipment's depreciated value is calculated. APL or LTS will advise CSXI of its desired disposition of the Equipment within ten (10) days after receipt of the list. If APL or LTS requests return of its Equipment and if in the sole judgment of CSXI return of the Equipment is practicable, APL or LTS will pay CSXI transportation and other charges (including conditioning and loading) applicable to the return. If APL or LTS does not desire the return of the Equipment or if CSXI determines that return is not practicable, APL or LTS will provide CSXI with title to the Equipment prior to CSXI's payment to APL of the depreciated value of the Equipment.

            14.2.2 CSXI's Payment of Repairs. If CSXI is responsible for repairs to a Container under Section 14.2.1, it will pay the vendor providing the repairs directly. If


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CSXI does not have a direct billing relationship with the repair vendor and
APL/LTS arranges the repairs, CSXI will pay APL/LTS, as applicable, the amount billed to it by its repair vendor for such repairs as evidenced by the vendor's invoice. Payments by CSXI to APL/LTS will be subject to the procedures set forth in Section 11.2.


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      14.3 Submission of Claims. The procedures for submitting claims to CSXI are set forth in Appendix 14.3.

      14.4 Carmack Liability. CSXI has declined to purchase Carmack Amendment liability coverage from its rail carriers. If APL, LTS or its shipping customers wish to purchase Carmack Amendment liability coverage, APL, LTS and its shipping customers must obtain such coverage through an SPQ.

      14.5 General Disclaimer of Certain Damages. NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY TO THIS AGREEMENT FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES EXCEPT AS EXPRESSLY PROVIDED FOR HEREIN OR EXCEPT WHERE A PARTY TO THIS AGREEMENT IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY AND TO THE EXTENT THAT PARTY IS ENTITLED TO FULL OR PARTIAL INDEMNITY FROM ANOTHER PARTY UNDER THIS AGREEMENT.

15.   INDEMNIFICATION

      15.1 Indemnification by APL and LTS. Subject to the terms, conditions and limitations of liability set forth in this Agreement, APL and LTS shall defend, indemnify and hold harmless CSXI, its Affiliates and the respective officers, directors, employees, and agents of each from and against Losses associated with
(a) damage to property or injury or death of any persons to the extent resulting from or arising out of APL's or LTS' or their Subcontractors' or their officers', directors', employees', or agents' negligence or willful misconduct,
(b) damage to property and injury or death to persons to the extent resulting from or arising out of APL's or LTS' breach of this Agreement; or (c) claims by any person or entity other than APL or LTS related to loss, damage, destruction or delay to cargo or Equipment in excess of the limitations in, or other than as permitted by Directory No. 1 and Appendix 15.1 if APL or LTS failed to comply with Appendix 5.8. If, however, APL or LTS demonstrates that it has complied with Appendix 5.8, it shall have no obligation to indemnify CSXI under Section 15.1(e).

      15.2 Indemnification by CSXI. Subject to the terms, conditions and limitations of liability set forth in this Agreement (including Directory No.
1), CSXI shall defend, indemnify and hold harmless APL and LTS and their officers, directors, employees, and agents from all Losses associated with (a) damage to property or injury or death of any persons to the extent resulting from or arising out of CSXI's or its Subcontractors' or their officers', directors', employees', or agents' negligence or willful misconduct or (b) damage to property and injury or death to persons to the extent resulting from or arising out of its breach of this Agreement.


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16.   FORCE MAJEURE

      A party shall be excused from fulfilling its contractual obligations hereunder if it is prevented or delayed in such performance by force majeure conditions beyond such party's reasonable control including, but not limited to, fire or explosions; lockouts; strikes; labor shortages or disturbances; acts of God, including, but not limited to, floods, hurricanes, tornadoes, earthquakes, unusually severe weather, and natural disasters; war; insurrection; derailment that causes the normal route of movement to be impassable or other casualty; acts of the public enemy; acts of governmental authority; embargo; quarantine; and acts or omissions of third parties. The party claiming force majeure will, within five (5) business days from the date of disability, notify the other when it learns of the existence of a force majeure condition and will similarly notify the other within a period of two (2) business days when the force majeure condition has ended. The party claiming force majeure shall take all commercially reasonable efforts to continue to perform its obligations to the extent practicable and to recommence performing all obligations as soon as possible after the force majeure condition has ended.

17.   CONFIDENTIALITY

      17.1 Confidentiality Obligations. Each party agrees to hold in confidence any Confidential Information of the disclosing party acquired during the term of this Agreement, not to disclose the Confidential Information to any third parties, to restrict disclosure to those employees, partners, shareholders or Subcontractors with a need to know and bind such employees, partners, shareholders or Subcontractors to these confidentiality restrictions, and not to use the Confidential Information for any purpose except as contemplated by this Agreement. Either party may disclose Confidential Information to the extent required by a governmental agency, under a court order or as otherwise required by law, provided that the party subject to the legal requirements has notified the other party of such governmental or court action prior to disclosing the Confidential Information.

      17.2 Exclusion of Certain Information. This Section 17 will not prohibit or limit a party's use of information (a) previously known to it and not subject to any confidentiality restrictions, (b) independently developed by it, (c) acquired by it from a third party which is not, to such party's knowledge, under an obligation not to disclose such Confidential Information, or (d) which is or becomes publicly available through no breach by such party of these confidentiality obligations.

      17.3 Right to Equitable Relief. Each party acknowledges the value of the Confidential Information to the other party and the inadequacy of money or damages in the event of breach or threatened breach and agrees that the other shall be entitled to obtain an injunction against a breach of these confidentiality obligations from any court of competent jurisdiction immediately upon request, without being required to post a bond or prove that damages are inadequate.


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      17.4 Internal Discipline. Appendix 17.4 sets forth internal procedures to preserve the confidentiality of APL's/LTS's rates.

18.   FEDERAL CONTRACTOR REQUIREMENTS

      18.1 Compliance with Federal Contractor Requirements. To the extent applicable, APL/LTS and CSXI will comply with and give all representations and assurances required by any law or regulation applicable to federal contracts and subcontracts including but not limited to the following:

            18.1.1 Renegotiation and Contract Work Hours and Safety Standards Act. To the extent applicable, the Renegotiation Act of 1951, as amended (50 U.S.C. ss.ss. 35, 45), and the Contract Work Hours and Safety Standards Acts, as amended (40 U.S.C. ss.ss. 327,333).

            18.1.2. Certain Executive Orders. To the extent applicable, Executive Order No. 11246, dated September 14, 1965, as amended, concerning equal employment opportunity and affirmative action in employment of persons without regard to race, religion, sex, or national origin; Executive Order No. 11701, dated January 24, 1973, concerning affirmative action in employment of certain veterans; Executive Order No. 11758, dated January 15, 1974, concerning affirmative action in employment of handicapped individuals; Executive Order No. 11625, dated October 13, 1971, concerning assistance to minority business enterprises; Executive Order No. 12138, dated May 18, 1979, concerning assistance to women's business enterprises; the Age Discrimination Act of 1975; all applicable regulations of the Secretary of Labor, including but not limited to 41 C.F.R. ss. 60-1.4 et seq., 41 C.F.R. ss. 60-250 et seq., and 41 C.F.R. ss.
      60-741 et seq., and all applicable Federal Procurement Regulations, including but not limited to 41 C.F.R. ss. 1-1.13 et seq.; and

            18.1.3. Defense Acquisition Regulations. To the extent applicable, Defense Acquisition Regulations 7-104.14, concerning use of small business and minority business concerns, and 7.104.20, concerning use of labor surplus area concerns.

      18.2 No Segregated Facilities. To the extent applicable and required, APL, LTS and CSXI each hereby certify to the other that it does not and will not maintain any facilities for employees that are unlawfully segregated or permit employees to perform services at any location under its control or that of its subcontractors where unlawfully segregated facilities are maintained and that it will require its nonexempt subcontractors to furnish a similar certification prior to the award of any nonexempt subcontract.


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19.   DEFAULT

      19.1 Events of Default. The following shall be deemed an Event of Default:
(a) APL's or LTS' failure to make timely payments under this Agreement unless such failure is cured within five (5) days of the date of CSXI's notice of such failure or (b) any other material breach of the terms and conditions of this Agreement which has or is likely to have a material adverse effect on the nondefaulting part(ies) if such breach is not cured within sixty (60) days of the date of the non-defaulting party's notice of such breach.

      19.2 Remedies Upon an Event of Default. In addition to any other remedies under this Agreement, at law or in equity, the nondefaulting part(ies) may, upon any Event of Default by the defaulting party, terminate this Agreement as to the defaulting party upon written notice of such termination or suspend performance, in whole or in part, of this Agreement with respect to the defaulting party until such Event of Default is cured. All rights and remedies which may have accrued prior to any termination upon an Event of Default shall survive termination of this Agreement.

      19.3 Obligations During Notice Period. Each party shall continue to perform its respective responsibilities hereunder through the effective date of termination.

      19.4 Obligations Upon Termination. Upon termination of this Agreement for any reason, each party shall complete their performance and fulfill all obligations which accrued prior to the date of termination, including but not limited to APL's and LTS' obligation to pay all accrued charges and CSXI's obligation to provide transportation for all Containers previously tendered and to return to the defaulting party, at an interchange point or other location or locations mutually agreed upon, all Containers and Chassis owned or provided by the defaulting party. If solely as a result of a default by one party, a nondefaulting party terminates this Agreement as to the defaulting party pursuant to Section 19.2 the transportation of Containers and Chassis owned or provided by the defaulting party to an interchange point or other location or locations mutually agreed upon will be at the sole cost and expense of the defaulting party.

      19.5 Transition Cooperation. Upon the failure of the parties to agree upon renewal of this Agreement or upon giving by a party of notice of intent to terminate this Agreement, pursuant to Section 19.2, the parties will use good faith efforts to establish a reasonable schedule and reasonable procedures for cessation of transportation and related Terminal and other activities with respect to the party being terminated that will endeavor to minimize the disruption to the extent reasonably possible to the parties and their customers. The terms of this Agreement will govern transportation and related Terminal services and other activities during this transition.


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20.   INDEPENDENT CONTRACTOR

      APL/LTS agree that CSXI will be an independent contractor and not an agent of them. This Agreement does not grant APL or LTS authority to enter into any contracts or obligations on behalf of CSXI or otherwise bind CSXI, and neither APL nor LTS shall hold itself out as having such authority. This Agreement shall not be construed to grant CSXI authority to enter into any contracts or obligations on behalf of APL or LTS or otherwise bind APL or LTS, and CSXI shall not hold itself out as having such authority.

21.   ASSIGNMENT

      21.1 Assignment by APL or LTS.

            21.1.1 No Assignment without CSXI Approval. Except as provided for herein, neither APL nor LTS, as the case may be, may assign this Agreement without the prior written approval of CSXI.

            21.1.2 Effect of Certain Transactions. For purposes of this Section 21, a merger, sale of all or substantially all business and assets, a reorganization, a consolidation or other change in control of a party hereto shall not constitute an assignment of this Agreement by that party so long as such successor-in-interest or surviving entity retains or succeeds to ownership and control of all or substantially all of the business and assets of APL or LTS, as applicable, and is and shall be bound by the terms of, and shall assume all obligations of such party under, this Agreement.

            21.1.3 Transfers or Assignments To Railroad. Section 21.1.2 notwithstanding, the prior written approval of CSXI shall be required with respect to a merger, sale of all or substantially all business and assets, a reorganization, a consolidation or other change in control of APL or LTS if the successor-in-interest or surviving entity is a railroad or an Affiliate thereof. If CSXI withholds such approval, APL or LTS, as applicable, may elect to proceed with such transaction with a railroad or an Affiliate thereof, and upon consummation of such transaction, this Agreement shall terminate as to such party. If CSXI grants its approval in certain circumstances as set forth in Appendix 2 1.1.3, certain provisions of Appendix 9 shall be void.

      21.2 Assignment by CSXI. CSXI may not assign this Agreement without the prior written approval of each of APL and LTS, except to an Affiliate (other than Sea-Land Service, Inc. or its successor or any other ocean carrier Affiliate) of CSXI.


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      21.3 Binding Effect. To the extent not prohibited hereunder, the covenants, terms, provisions and conditions of this Agreement shall apply to, bind and inure to the benefit of the respective permitted successors and assigns of APL, LTS and CSXI.

22.   DISPUTE RESOLUTION

      22.1 Disputes Subject To Procedures. All disputes, whether sounding in contract, tort or otherwise, arising out of or relating to this Agreement, including but not limited to the arbitrability of a party's claim or dispute or the breach of this provision, default under or breach of any provision in this Agreement, termination of this Agreement, all claims for indemnification, payments for services, liability for cargo loss or damage, and liability for personal injuries shall be resolved pursuant to the provisions of this Section 22 exclusively.

      22.2 Internal Review. The parties intend to expeditiously and amicably resolve any and all disputes that may arise between them. Within fifteen (15) days after receipt by either party of written notice from the other party of the existence of a dispute, the party receiving the notice shall deliver to the other party a written response. The foregoing notice and response shall describe the nature and circumstances of the dispute, state the party's position with respect to the dispute and summarize the evidence and arguments supporting the position. The managers participating in the dispute shall arrange to meet, in person or by teleconference, at a mutually agreeable time and location as soon as practicable and shall diligently attempt to resolve the dispute over the next fifteen (15) days following receipt of the response. If the parties' participating managers are not able to resolve the dispute within this fifteen
(15) day period, either party may submit the dispute to CSXI's Executive Vice President of Marketing and Sales and APL's/LTS' Vice President-Transportation Purchasing or such other senior executives as may be mutually agreed upon by the parties from time to time. The submission shall be accompanied by the original notice of dispute and response thereto and any additional evidence and arguments that may be relevant. The designated executives shall then arrange to meet, in person or by teleconference, at a mutually agreeable time and location as soon as practicable and shall diligently attempt to resolve the dispute over the next fifteen (15) days following submission of the dispute to them. If such executives do not agree upon a decision within fifteen (15) days after submission of the dispute to them, or such longer time as they may agree upon, then either party may, by providing a notice of arbitration to the other party, submit the dispute to arbitration in accordance with the following provisions.

      22.3 Arbitration Procedures. All disputes described in Section 22.1 which are not resolved under Section 22.2 shall be submitted for final resolution pursuant to the Commercial Arbitration Rules of the American Arbitration Association then in effect, and the parties hereby consent to the entry of judgment by any court of competent jurisdiction with respect to the decision of the arbitrator(s). The provisions of this Agreement shall control if they conflict with the Commercial Arbitration Rules. The U.S. Arbitration Act, 9 U.S.C. Sections 1-16, to the exclusion of any provisions of state law inconsistent therewith or which would


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produce a different result, shall govern the arbitrability of all claims. The arbitration shall be before an arbitrator selected in accordance with the Commercial Arbitration Rules. Any decision of the arbitrator shall be rendered within thirty (30) days after the completion of the presentation of evidence and witnesses. The arbitrator shall have the authority to award costs, such as pre-award interest, post\award interest, expert fees and attorneys fees as deemed equitable considering the circumstances, the outcome of the arbitration and the conduct of the parties, but shall not have the authority to award indirect, special, consequential or punitive damages or to issue equitable relief.

      22.4 Discovery and Rules. The arbitrator shall permit and facilitate such discovery as he or she shall determine is appropriate under the circumstances taking into account the needs of the parties, the relevance of the requested discovery to the matter in controversy, and the desirability of making discovery expeditious and cost-effective. The rules of arbitration may not deprive a party of the right to be represented by counsel, to present evidence, or to cross-examine witnesses presented by another party.

      22.5 Allocation of Expenses. Subject to the arbitrator's power to award costs, each party shall be responsible for the expenses, fees and costs of the arbitrator.

      22.6 Location for Arbitration. Any non-telephonic arbitration shall be held in Atlanta, Georgia.

      22.7 Judicial Proceeding. The parties agree that the only circumstances in which the parties may initiate judicial proceedings under this Agreement are to obtain injunctive relief under Section 17.3 or to enforce this Section 22. In any judicial proceeding to enforce this Section 22, the only issues to be determined will be the existence of an agreement to arbitrate and the failure of a party to comply with such agreement, and those issues will be determined summarily by the court without a jury.

      22.8 Conduct of Operations. Pending resolution of any dispute brought in good faith, each party will continue to perform its obligations under this Agreement, including, but not limited to, the payment of all amounts due to the other party that are not in dispute, provided that the other party also continues to perform its obligations under this Agreement.

      22.9 Confidentiality of Arbitration. All aspects of the arbitration, including but not limited to all documents, testimony, information or other things produced, inspected or otherwise made available in connection with the arbitration, shall be treated as Confidential Information. Neither the parties nor the arbitrators may disclose the existence, content or results of the arbitration, except as necessary to comply with applicable law or regulatory requirements. Before making any disclosure required by law, a party shall give written notice to all other parties and shall allow such parties a reasonable opportunity to protect their interests. In no event shall such disclosure to comply with legal or regulatory requirements be deemed to waive the confidential nature of the disclosed information.


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23.   AUDIT

      23.1 CSXI's Right to Audit.

            23.1.1 Timing of CSXI's Audit. CSXI shall have the right to audit APL and LTS as described in this Section from time to time upon thirty
      (30) days written notice to the applicable party, but no more frequently than once per six month period, provided however that CSXI may conduct a follow-up audit within three (3) months of completion of any audit that reveals any material irregularities or noncompliance in the obligations being audited. CSXI's right to audit will remain in effect for twelve months after any termination or expiration of this Agreement. APL/LTS shall have the right to approve the auditor, which approval may not be unreasonably withheld or delayed.

            23.1.2 Matters Subject to CSXI's Audit. CSXI shall have the right, at its own cost and expense, to cause an independent auditor to audit APL's and LTS' books and records to confirm compliance with the items set forth in Appendix 23.1.2.

            23.1.3 Conduct of Audit. Any such audit shall be conducted at CSXI's expense during normal business hours at APL or LTS' offices and at times which do not unreasonably interfere with their business operations. The independent auditor shall protect the Confidential Information of APL and LTS and such auditor will execute confidentiality agreements in forms reasonably acceptable to CSXI and APL/LTS.

            23.1.4 Maintenance of Books and Records. APL and LTS shall maintain all necessary books and records containing information needed to effectively perform an audit for a period of three (3) years (or such longer period as may be required by law) from the date of the event reflected in such books or records and shall provide the auditor with reasonable access to such books and records.

            23.1.5 Expenses: Subject to Arbitration. If an audit determines that, as a result of misinformation provided by APL or LTS, or LTS' other failure to comply with this Agreement, CSXI undercharged APL or LTS by five percent (5%) or more with respect to any audited matter, APL and LTS will reimburse CSXI for the reasonable out-of-pocket expense of such audit. If APL or LTS disagrees with the report of any audit, the matter will be submitted to arbitration pursuant to Section 22.

      23.2 APL's/LTS' Right to Audit.

            23.2.1 Timing of APL's/LTS' Audit. APL/LTS shall have the right to audit CSXI as described in this Section from time to time upon thirty (30) days written notice to CSXI, but no more frequently than once per six month period; provided


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      however that APL/LTS may conduct a follow-up audit within three (3) months of completion of any audit that reveals any material irregularities or noncompliance in the obligations being audited. This APL/LTS right to audit will remain in effect for twelve months after any termination of this Agreement. CSXI shall have the right to approve the auditor, which approval may not be unreasonably withheld or delayed.

            23.2.2 Matters Subject to APL and LTS Audit. APL/LTS shall have the right, at its own cost and expense, to cause an independent auditor to perform an audit of CSXI's books and records solely for the purposes of verifying the items set forth in Appendix 23.2.2.

            23.2.3 Conduct of Audit. Any such audit shall be conducted, at APL's/LTS' expense, during normal business hours at CSXI's offices and at times which do not unreasonably interfere with its business operations. The independent auditor shall protect the Confidential Information of CSXI, and such auditor will execute confidentiality agreements in forms reasonably acceptable to CSXI and APL/LTS.

            23.2.4 Maintenance of Books and Records. CSXI shall maintain all necessary books and records containing information needed to effectively perform an audit for a period of three (3) years (or such longer period as may be required by law) from the date of the event reflected in such books or records and shall provide the auditor with reasonable access to such books and records.

            23.2.5 Expenses; Subject to Arbitration. If an audit determines that, as a result of misinformation provided by CSXI, CSXI's failure to properly apply the methodologies under Section 9 or other failure to comply with this Agreement, CSXI overcharged APL or LTS by five percent (5%) or more with respect to any audited matter, CSXI shall reimburse APL or LTS, as applicable, for the expense of such audit.

      23.3 Audits Under Appendix 9. Provisions for payment of audit costs under Appendix 9 are set forth in Appendix 23.3.

24.   GENERAL

      24.1 Additional Documents. Subject to the terms and conditions of this Agreement, each party will use reasonable efforts to do, or cause to be done, all actions and things necessary or advisable to consummate the transactions contemplated by this Agreement.

      24.2 Modification. This Agreement constitutes the entire agreement between the parties with respect to the transportation under this Agreement and supersedes all previous oral or written understandings, agreements and commitments as to the subject matter hereof.


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This Agreement, other than Exhibits which may be modified by one party as set forth herein, may not be modified, changed or altered except by written agreement signed by authorized representatives of the parties.

      24.3 Notices. Except as otherwise provided in this Agreement, any notice, request, demand or approval to be given hereunder shall be in writing and shall be considered delivered three (3) days after deposit with United States mail, postage prepaid, certified or registered mail, return receipt requested, or one day after deposit with UPS or other nationally recognized overnight courier service, postage prepaid or upon hand delivery, as follows:

           If to CSXI:     CSX Intermodal, Inc.
                           301 West Bay Street, 27th Floor
                           Jacksonville, Florida 32202-4434
                           Attn: Executive Vice President of Marketing and Sales

           If to APL:      APL Limited/APL Co. Pte Ltd.
                           1111 Broadway
                           Oakland, CA 94607
                           Attn: Law Department

           If to LTS:      APL Land Transport Services, Inc.
                           1111 Broadway
                           Oakland, CA 94607
                           Attn: Vice President Transportation Purchasing

Any party may change the person to be notified or its address by written notice to the other.

      24.4 Waiver. If a party delays or fails to enforce any term or condition of this Agreement, it will not be considered a waiver of enforcement or further enforcement of that or any other term or condition. If a party consents or approves of any act by the other party, it will not be considered to waive or render unnecessary consent to or approval of any subsequent similar act.

      24.5 Severability. Each and every clause of this Agreement shall be severable from each other. In the event that any particular clause herein shall be held invalid and null and void in any judicial proceeding, such finding shall have no effect on the remaining clauses.

      24.6 Applicable Law. This Agreement is subject to, and shall be construed and enforced in accordance with, the laws of the State of Florida (excluding the principles thereof governing conflicts or choice of law).

      24.7 Jurisdiction and Venue. Subject to the parties' agreement to arbitrate, each party (a) agrees that any suit, action or other legal proceeding arising out of or relating to this


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Agreement may be brought in any court of competent jurisdiction in the City of
Jacksonville or in the United States District Court for the Middle District of Florida, (b) consents to the jurisdiction of each such court in any such suit, action or proceeding, and (c) waives any objection which it may have to the laying of venue of any such suit or proceeding in any of such courts.

      24.8 Survival. The provisions of Sections 11, 13, 14, 15, 17, 19.4, 19.5, 22, 23, 24.6, 24.7 and 24.8 and any other provision that by its terms or meaning is intended to survive, shall survive any termination of this Agreement.

      24.9 Benefit of Parties. Nothing in this Agreement shall be construed to give any person or entity other than CSXI, APL and LTS, and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under this Agreement.

      24.10 Time is of Essence. Time is of the essence in the performance of each party's obligations under this Agreement.

      24.11 Interpretation. The parties acknowledge that the terms and conditions of this Agreement are the result of their cooperative effort and, as such, no provision shall be more strictly construed against a party on the basis that such party was responsible for drafting such provision.

      24.12 Joint and Several Liability. APL and LTS each agree that it shall be jointly and severally liable for all APL or LTS obligations hereunder.


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      24.13 Cumulative Remedies. All rights and remedies conferred under this
Agreement or by any other instrument or law shall be cumulative and may be exercised singularly or concurrently.

      24.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers the day and year first above written.


                                    CSX INTERMODAL, INC.


                                    By:
                                       -----------------------------------

                                    Print Name: Lester M. Passa
                                               ---------------------------

                                    Title: President
                                          --------------------------------


                                    APL LAND TRANSPORT SERVICES, INC.,


                                    By:
                                       -----------------------------------

                                    Print Name:
                                               ---------------------------

                                    Title:
                                          --------------------------------


                                    APL LIMITED


                                    By:
                                       -----------------------------------

                                    Print Name:
                                               ---------------------------

                                    Title:
                                          --------------------------------


                                    APL CO. PTE LTD.


                                    By:
                                       -----------------------------------

                                    Print Name:
                                               ---------------------------

                                    Title:
                                          --------------------------------


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